Exhibit 10.1

Amendment Number 2 to Employment Agreement

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into on February 22, 2021 (the “Amendment Date”), by and between Creations, Inc., a Delaware corporation, including any of its subsidiaries (collectively “Creations”), and Guy Nissensohn, an individual (the “Executive”), to be effective as of May 1, 2020 (the “Effective Date”). Creations shall alternatively be referred to herein as the “Employer” or the “Company”.

Whereas, the Company and Executive entered into that certain Employment Agreement (the “Agreement”) dated as of November 11, 2019; and

Whereas, the Company and Executive desire to amend Section 2(a) of the Agreement in the manner reflected herein, and

Now Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the parties, intending to be legally bound, do hereby agree as follows:

1. Location of Employment. The second paragraph of Section 1.2 of the Agreement is hereby deleted in its entirety.

2. Payment. Section 2(a) of the Agreement is hereby deleted and replaced in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Agreement):

“(a) Payment. The Executive shall be paid a gross monthly salary (the “Salary”) subject to automatic increases based on the total amount of Managed Capital (as defined in Section 2(b)) of the Company, including all of its subsidiaries, as set forth in the table below:

Managed Capital of Creations (outside of Israel)	Monthly Salary to Executive
Up to $200,000,000	$0
$200,000,001 – $500,000,000	$10,000
$500,000,001 – $1,000,000,000	$30,000
$1,000,000,001 and above	$50,000

Managed Capital of Creations (In Israel)	Monthly Salary to Executive
Up to $285,714,000	$5,714
$285,714,001 – $571,429,000	$8,571
$571,429,001– $857,143,000	$12,857
$857,143,001- $1,142,857,000	$18,571
$1,142,857,001 and above	$24,286

The Salary will be payable in equal periodic installments according to the Employer’s customary payroll practices, but no less frequently than monthly, and shall be subject to all applicable withholding and other applicable taxes as required by law.”

3. Expenses. Section 3.2 of the Agreement will remain as is and supplemented to include at the end of the section the following: “.. Notwithstanding the above the Executive agrees that intercontinental travel will be conducted in Business Class and Hotel reservations will be for a regular room type unless pricing is essentially similar, the executive pays for the difference or a complimentary upgrade is offered. ”

4. Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

5. Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Agreement as of the date first above written.

EMPLOYER:	EXECUTIVE:

Creations, Inc.	Guy Nissensohn, Individually

By:	/S/ Guy Nissensohn